Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FOURTH QUARTER OF FISCAL 2010

Calabasas Hills, CA — February 10, 2011 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the fourth quarter of fiscal 2010, which ended on December 28, 2010.

Total revenues were $416.7 million in the fourth quarter of fiscal 2010 as compared to $400.6 million in the prior year fourth quarter.  Net income and diluted net income per share were $21.9 million and $0.36, respectively.

Operating Results

“The fourth quarter marks our eighth consecutive quarter of improving comparable sales, again driven by increases in guest traffic.  We delivered positive comparable sales in every quarter of 2010, highlighting our leadership in upscale casual dining and the popularity of our brands.  We believe our differentiated concepts and ongoing focus on menu innovation and hospitality helped us gain market share consistently throughout the past year,” said David Overton, Chairman and CEO.

As previously reported, comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 0.9% in the fourth quarter of fiscal 2010 from the fourth quarter of the prior year.  Comparable restaurant sales were adversely impacted primarily by inclement weather, as well as a holiday shift.  Absent these factors, comparable restaurant sales increased 2.1% in the fourth quarter of fiscal 2010 from the same period a year ago.

By concept, comparable restaurant sales increased 1.0% at The Cheesecake Factory and decreased 0.4% at Grand Lux Cafe in the fourth quarter of fiscal 2010 from the fourth quarter of the previous year.

“We made significant progress toward our goal of returning operating margins to peak levels.  By leveraging our comparable sales growth, as well as realizing and retaining savings from our cost management initiatives, we delivered our best operating margins in three years.  As a result of our focused execution, we recorded an increase in earnings per share of greater than 30% in 2010.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

“Our underlying business trends remain strong and we look forward to ongoing momentum in 2011.  With accelerating high-quality unit growth and continued positive comparable sales expected for this year, we anticipate delivering pro forma earnings growth of about 15% and significant free cash flow, the majority of which we plan to give back to shareholders through share repurchases,” concluded Overton.

Development

The Company opened one new The Cheesecake Factory restaurant in Houston, Texas in the first quarter of fiscal 2011.  The Company continues to expect it will open as many as six to nine new restaurants this year, representing a healthy level of unit growth with sites selected through a disciplined, returns-focused process.

Capital Allocation

The Company repurchased 35,143 shares of its common stock during the fourth quarter of fiscal 2010 at a cost of approximately $934,000.  For the full year, the Company repurchased 2.1 million shares of its common stock, returning $52.1 million to shareholders.

During the fourth quarter of 2010, the Company repaid the $40 million outstanding balance on its former credit facility and entered into a new, undrawn $200 million revolving credit facility with more favorable terms.  The Company believes this increases its financial flexibility.

In fiscal 2011, the Company targets repurchasing at least $100 million of its common stock under share repurchase plans approved by its Board of Directors on February 9, 2011.  The terms and effective dates of these plans are further described in a Form 8-K, which the Company filed with the Securities and Exchange Commission today.

Conference Call and Webcast

A conference call to review the Company’s results for the fourth quarter of fiscal 2010 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet.  A replay will be available shortly after the call and continue through March 10, 2011.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 164 full-service, casual dining restaurants throughout the U.S., including 150 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  Learn more about the Company at www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks,

uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to meet its new restaurant opening target and open restaurants in premier locations generating returns consistent with its targets; the Company’s ability to increase guest traffic levels in its restaurants and deliver positive comparable restaurant sales; the Company’s ability to deliver financial results within the expected range that it has publicly disclosed; the Company’s ability to continue to improve its operating margins; the Company’s ability to generate significant levels of free cash flow; repurchases of the Company’s common stock; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	December 28, 2010		December 29, 2009		December 28, 2010		December 29, 2009
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$ 416,710	100.0%	$ 400,642	100.0%	$1,659,404	100.0%	$ 1,602,020	100.0%
Costs and expenses:
Cost of sales	109,427	26.3%	101,262	25.3%	412,855	24.9%	394,409	24.6%
Labor expenses	128,479	30.8%	128,208	32.0%	536,954	32.4%	528,578	33.0%
Other operating costs and expenses	104,452	25.1%	99,523	24.8%	408,362	24.6%	402,877	25.1%
General and administrative expenses	24,582	5.9%	26,030	6.5%	95,729	5.8%	97,432	6.1%
Depreciation and amortization expenses	18,057	4.3%	19,138	4.8%	72,140	4.3%	75,184	4.7%
Impairment of assets	—	—	26,541	6.6%	—	—	26,541	1.7%
Preopening costs	883	0.2%	499	0.1%	5,153	0.3%	3,282	0.2%
Total costs and expenses	385,880	92.6%	401,201	100.1%	1,531,193	92.3%	1,528,303	95.4%
Income/(loss) from operations	30,830	7.4%	(559)	(0.1)%	128,211	7.7%	73,717	4.6%
Interest expense	(1,504)	(0.4)%	(5,350)	(1.4)%	(16,808)	(1.0)%	(23,433)	(1.5)%
Interest income	4	—	23	—	192	—	372	—
Other (expense)/income, net	(652)	(0.1)%	(40)	—	(506)	—	651	0.1%
Income/(loss) before income taxes	28,678	6.9%	(5,926)	(1.5)%	111,089	6.7%	51,307	3.2%
Income tax provision/(benefit)	6,813	1.7%	(5,913)	(1.5)%	29,376	1.8%	8,474	0.5%
Net income/(loss)	$ 21,865	5.2%	$ (13)	—	$ 81,713	4.9%	$ 42,833	2.7%

Basic net income/(loss) per share	$ 0.37		$ (0.00)		$ 1.39		$ 0.72
Basic weighted average shares outstanding	58,452		59,439		58,905		59,362

Diluted net income/(loss) per share	$ 0.36		$ (0.00)		$ 1.35		$ 0.71
Diluted weighted average shares outstanding	60,563		60,432		60,446		60,082

Selected Segment Information
Revenues:
Restaurants	$	384,780	$	374,524	$	1,586,274	$	1,534,311
Bakery	45,691		39,030		128,527		118,447
Intercompany bakery sales	(13,761)		(12,912)		(55,397)		(50,738)
	$	416,710	$	400,642	$	1,659,404	$	1,602,020

Income from operations:
Restaurants	$	48,041	$	48,216	$	208,117	$	184,291
Bakery	4,951		4,497		12,122		14,406
Impairment	—		(26,541)		—		(26,541)
Corporate	(22,162)		(26,731)		(92,028)		(98,439)
	$	30,830	$	(559)	$	128,211	$	73,717

Selected Consolidated Balance Sheet Information	December 28, 2010	December 29, 2009
Cash and cash equivalents	$81,619	$73,715
Total assets	1,028,397	1,046,751
Long-term debt	—	100,000
Total liabilities	436,060	530,638
Stockholders’ equity	592,337	516,113

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
Supplemental Information	December 28, 2010	December 29, 2009	December 28, 2010	December 29, 2009
Comparable restaurant sales percentage change	0.9%	(0.9)%	2.0%	(2.6)%
Restaurants opened during period	—	—	3	1
Restaurants open at period-end	163	160	163	160
Restaurant operating weeks	2,119	2,080	8,426	8,313

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the fourth quarter and full year fiscal 2010 and fiscal 2009 net income and diluted net income per share excluding the impact of  certain items.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended		52 Weeks Ended
	December 28, 2010	December 29, 2009	December 28, 2010	December 29, 2009
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$21,865	$(13)	$81,713	$42,833
After-tax impact from:
- Impairment of assets (1)	—	15,925	—	15,925
- Unwinding of interest rate collar (2)	—	1,294	4,425	4,452
- Chairman and CEO employment agreement (3)	—	—	—	1,530
- Realization of investment in variable life insurance contract (4)	—	—	—	(668)
Net income (non-GAAP)	$21,865	$17,206	$86,138	$64,072

Diluted net income per share (GAAP) (5)	$0.36	$(0.00)	$1.35	$0.71
After-tax impact from:
- Impairment of assets	—	0.26	—	0.27
- Unwinding of interest rate collar	—	0.02	0.07	0.07
- Chairman and CEO employment agreement	—	—	—	0.03
- Realization of investment in variable life insurance contract	—	—	—	(0.01)
Diluted net income per share (non-GAAP)	$0.36	$0.28	$1.42	$1.07

(1)          The pre-tax amount associated with this item was $26,541 and was recorded in impairment of assets.

(2)          The pre-tax amounts associated with this item were $7,376 and $7,421 in the 52 weeks ended December 28, 2010 and December 29, 2009, respectively, and were recorded in interest expense.

(3)         The pre-tax amount associated with this item was $2,550 and was recorded in general and administrative expenses.

(4)          This item was non-taxable and was recorded in other income, net.

(5)          Diluted net income per share amounts may vary slightly from quarter to quarter due to rounding.

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